SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549



                                      FORM 8-A/A


                   FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                          SUPERIOR ENERGY SERVICES, INC.
                (Exact name of Registrant as specified in its charter)

                Delaware                                    75-2379388
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                                1503 Engineers Road
                                P. O. Box 6220
                                New Orleans, Louisiana         70174
                    (Address of principal executive offices) (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.001 par value per share
                                (Title of Class)




Item 1.  Description of Registrant's Securities to be Registered

     The authorized capital stock of Superior Energy Services, Inc. (the "Company") consists of 40,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value per share, issuable in series (the "Preferred Stock"). The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate") and Bylaws, copies of which are incorporated herein by reference as exhibits to this registration statement.

Common Stock

      Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters on which stockholders are entitled to vote; stockholders may not cumulate votes for the election of directors. Stockholders may act upon any matter at a duly called meeting or by written consent. Subject to the preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. The Company has never paid cash dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. Upon the dissolution, liquidation or winding up of the Company,
after  payment  of  debts  and  expenses  and   payment   of  the
liquidation   preference   plus  any  accrued  dividends  on  any
outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of the Company ratably in proportion to the number of shares held by
them.   Holders  of  shares  of Common Stock have no  preemptive,
subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption by the Company.

Preferred Stock

     The Company's Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company's conversion rights, if any, and voting powers, if any.

     One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Certificate grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

     In addition,  certain  other  charter  provisions  that  are described below may have the effect of either alone, in combination with each other or with the existence of authorized but unissued capital stock of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

Certain Charter and Bylaw Provisions

     Size of the Board of Directors; Removal of Directors; Filling of Vacancies on the Board of Directors. The Company's Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than eleven. The Company's Bylaws also provide that a newly created directorship resulting from an increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of the majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. In addition, these provisions specify that directors elected to fill a vacancy or a newly created directorship on the Board of Directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal.

     Amendment of the Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company's Certificate and Bylaws grant the Board of Directors the power to adopt, amend and repeal the Bylaws.

     Delaware Anti-Takeover Statute.  The Company  is  subject to
Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status, or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

     The provisions described above may tend to deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of Common Stock at prices higher than the prevailing market price. On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of the Company or a business combination with the Company to negotiate or terms acceptable to the then elected Board of Directors.

Transfer Agent and Registrar

     The transfer and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th
Floor, New York, New York  10005.

Item 2.      Exhibits

      1. Composite of Company's Certificate of Incorporation. Incorporated herein by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

      2. Composite of the Company's Bylaws. Incorporated herein by reference from the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-15987).

      3. Specimen of Common Stock certificate. Incorporated herein by reference from the Company's Registration Statement on Form SB-2 (Registration Statement No. 33-94454).


                                SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                SUPERIOR ENERGY SERVICES, INC.


                                /s/ Terence E. Hall
                                Terence E. Hall, President
                                and Chief Executive Officer

Date:   October 28, 1997



                               EXHIBIT INDEX

                                                        Sequentially
Exhibit                                                   Numbered
Number   Description                                       Page

1        Composite  of  the  Company's  Certificate of
         Incorporation.*

2        Composite of the Company's Bylaws.**

3        Specimen of Common Stock certificate.***


*    Incorporated  by  reference  from  the  Company's  Quarterly
     Report on Form 10-QSB for the quarter ended March 31, 1996.

**   Incorporated  by  reference from the Company's  Registration
     Statement  on Form SB-2  (Registration  Statement  No.  333-
     15987).

***  Incorporated  by  reference  from the Company's Registration
     Statement  on  Form  SB-2 (Registration  Statement  No.  33-
     94454).